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                                   EXHIBIT 11
                          IHOP CORP. AND SUBSIDIARIES
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                 (Amounts in thousands, except per share data)



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                                                                    Three Months Ended                 Nine Months Ended
                                                                       September 30,                     September 30,
                                                              -------------------------------   -------------------------------
                                                                   1997             1996             1997             1996
                                                              --------------   --------------   --------------   --------------

NET INCOME PER COMMON SHARE - PRIMARY

 Weighted average shares outstanding                            9,645            9,466            9,563            9,436
 Net effect of dilutive stock options based on the
   treasury stock method using average market price               215              134              139              148
                                                               ------           ------          -------          -------
       Total                                                    9,860            9,600            9,702            9,584
                                                               ======           ======          =======          =======

 Net income available to common shareholders                   $5,733           $5,389          $14,321          $12,820
                                                               ======           ======          =======          =======

 Net income per share - primary                                $  .58           $  .56          $  1.48          $  1.34
                                                               ======           ======          =======          =======

NET INCOME PER COMMON SHARE - FULLY DILUTED
 Weighted average shares outstanding                            9,645            9,466            9,563            9,436
 Net effect of dilutive stock options based on the
   treasury stock method using the period-end market
   price, if higher than the average market
   price                                                          234              134              166              148
                                                               ------           ------          -------          -------
       Total                                                    9,879            9,600            9,729            9,584
                                                               ======           ======          =======          =======

 Net income available to common shareholders                   $5,733           $5,389          $14,321          $12,820
                                                               ======           ======          =======          =======

 Net income per share - fully diluted                          $  .58           $  .56          $  1.47          $  1.34
                                                               ======           ======          =======          =======
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